EXHIBIT 99.1

October 7, 2022

AD Office of Life Sciences

Securities and Exchange Commission

100 F St., NE, Mail Stop 4561

Washington, DC 20549-4561

To the Assistant Director Office:

We have received a copy of, and are in agreement with, the statements being made by GelStat Corp. in Item 4 of its Form 1-U dated October 5, 2022, captioned “Changes in Issuer’s Certifying Accountant”.

Very truly yours,

56 Rockford Road, Wilmington, DE 19806-1004 | Phone: 302-652-4783

ciroadamscpa.com